Exhibit 2.2

AMENDED AND RESTATED INVESTMENT AGREEMENT

by and among

KKR & CO. L.P.,

KKR PRIVATE EQUITY INVESTORS, L.P.,

KKR HOLDINGS L.P.,

(solely for purposes of Section 4.7 and Section 8.12),

KKR MANAGEMENT HOLDINGS L.P.,

(solely for purposes of Section 5 and Section 8.2),

and

KKR FUND HOLDINGS L.P.

(solely for purposes of Section 5 and Section 8.2)

Dated as of October 1, 2009

8.	GENERAL PROVISIONS		18
	8.1	Nonsurvival of Representations, Warranties and Agreements	18
	8.2	Expenses	18
	8.3	Change in Law	18
	8.4	Notices	19
	8.5	Interpretation	20
	8.6	Amendment; Waiver	21
	8.7	Counterparts	21
	8.8	Entire Agreement	21
	8.9	Severability	21
	8.10	Assignment.	21
	8.11	Third Party Beneficiaries	22
	8.12	Further Assurances	22
	8.13	Actions of KPE	22
	8.14	Actions of the Controlling Partnership	22
	8.15	Governing Law	22
	8.16	Submission to Jurisdiction	23
	8.17	Enforcement	23
	8.18	WAIVER OF JURY TRIAL	23
	8.19	Effectiveness	23

Exhibits

Exhibit A —  Form of Exchange Agreement

Exhibit B —  Form of Tax Receivables Agreement

Exhibit C —  Form of Amended and Restated Limited Partnership Agreement of the Controlling Partnership

Exhibit D — Form of Amended and Restated Limited Liability Company Agreement of the Controlling Partnership GP

Exhibit E — Form of Amendment to KPE Limited Partnership Agreement

Exhibit F — Form of Pre-Listing Equity Incentive Plan

Exhibit G — Form of Post-Listing Equity Incentive Plan

ii

INDEX OF DEFINED TERMS

Adjusted UARs	14
affiliate	20
Agreement	1
Associates Holdings	12
Business Day	2
Class A Units	6
Closing	2
Closing Date	2
Confidential Controlling Partnership Disclosure Schedules	5
Consent Period	10
Contribution and Indemnification Agreement	12
Contribution Transactions	6
Controlling Partnership	1
Controlling Partnership GP Agreement	10
Controlling Partnership LPA	10
Controlling Partnership Units	5
Covered Agreement	11
Dissolution Date	9
Dissolution Transactions	9
Distribution	9
Election Notice	1
Exchange Act	6
Exchange Agent	9
Exchange Agreement	10
Fund	12
Governmental Entity	3
Group Partnerships	1
Holdings	1
Independent Directors	7
KPE	1
KPE Common Units	5
KPE GP	1
KPE Limited Partnership Agreement	2
KPE UAR	14
Listing Right	1
Losses	14
Management Holdings	1
Original Investment Agreement	1
person	20
Post-Listing Incentive Plan	13
Pre-Listing Incentive Plan	13
Proceedings	14
Purchase Agreement	1
Purchaser	1
Purchaser Common Units	1
Purchaser GP	5
Registration Statement	6
Related Person	11
SEC	4
Securities Act	6
Specified Information	8
Tax Receivables Agreement	10
Transfer	6
Ultimate Owners	6
US Listing	1

iii

INVESTMENT AGREEMENT

This AMENDED AND RESTATED INVESTMENT AGREEMENT, dated as of October 1, 2009 (as amended, supplemented or otherwise modified from time to time, this “Agreement”), is entered into by and among (1) KKR & Co. L.P., a Delaware limited partnership (the “Controlling Partnership”), (2) KKR Private Equity Investors, L.P., a Guernsey limited partnership (“KPE”), acting through KKR Guernsey GP Limited, a Guernsey company limited by shares (the “KPE GP”) in its capacity as the general partner of KPE, (3) KKR Management Holdings L.P. (“Management Holdings”), a Delaware limited partnership, acting through KKR Management Holdings Corp. in its capacity as the general partner of Management Holdings, (4) KKR Fund Holdings L.P., a Cayman Islands exempted limited partnership, acting through KKR Management LLC in its capacity as the indirect general partner of KKR Fund Holdings L.P. (Management Holdings and KKR Fund Holdings L.P. are sometimes collectively referred to herein as the “Group Partnerships”) and (5) KKR Holdings L.P., a Cayman Islands exempted limited partnership (“Holdings”), acting through KKR Holdings GP Limited in its capacity as general partner of Holdings (solely for purposes of Section 4.7 and Section 8.12).

WHEREAS, pursuant to the Amended and Restated Purchase and Sale Agreement dated as of July 19, 2009 (the “Purchase Agreement”), among the Controlling Partnership, KPE, KKR Group Holdings L.P. (the “Purchaser”) and the other parties thereto, the Purchaser has agreed to issue and deliver to KPE a number of units representing limited partner interests in the Purchaser (the “Purchaser Common Units”); and

WHEREAS, the original Investment Agreement by and among the Controlling Partnership, KPE, the Group Partnerships and Holdings was executed as of August 4, 2009 (the “Original Investment Agreement”) in order to provide the parties with certain rights and obligations with respect to the Purchaser Common Units that will be issued to KPE pursuant to the Purchase Agreement; and

WHEREAS, the parties to the Original Investment Agreement now desire to enter into this Agreement to amend and restate the Original Investment Agreement in its entirety as more fully set forth below.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

1.                                       THE RIGHT TO EFFECT A US LISTING

1.1                                 Right to Effect a US Listing.  Subject to the terms and conditions of this Agreement, each of KPE and the Controlling Partnership shall have the right (the “Listing Right”) to require that the other use its reasonable best efforts to cause the Contribution Transactions to occur and, in connection therewith, the Controlling Partnership Units to be listed and traded on the New York Stock Exchange or The NASDAQ Stock Market (the “US Listing”) by delivering to the other party a written notice informing such party of its exercise of the Listing Right (such notice, an “Election Notice”).  The Controlling Partnership shall only be permitted to deliver an Election Notice following the 6 month anniversary of the Satisfaction Date (as defined in the Purchase Agreement) and KPE shall only be permitted to deliver an Election Notice following the 12 month anniversary of the Satisfaction Date (as defined in the Purchase Agreement).  If an Election Notice is delivered by either KPE or the Controlling Partnership, subject to Section 4.2 the Controlling Partnership shall, after promptly advising and consulting with KPE (it being understood that the decision to take any action shall be in the sole determination of the Controlling Partnership) be entitled to take any and all actions that it deems necessary or appropriate in order to effectuate the US Listing and any transactions ancillary thereto, including selecting the national stock exchange on which to effect the US Listing and determining whether to appoint one or more dealer managers or information agents in connection therewith and whether to effectuate a separate primary offering of its units (on an underwritten basis or otherwise) simultaneously therewith.

1.2                                 Closing.  Subject to the terms and conditions of this Agreement, if an Election Notice is delivered in accordance with Section 1.1, the closing of the US Listing (the “Closing”) shall take place at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017 at 9:00 a.m. eastern time on the date that is the fifth Business Day after the satisfaction or waiver (subject to applicable law) of the conditions set forth in Section 6 of this Agreement (other than conditions which by their terms are to be satisfied at Closing but subject to the satisfaction or waiver of those conditions), or such other place, date or time as the parties may mutually agree (the “Closing Date”).  For purposes of this Agreement, a “Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to close in the City of New York, Amsterdam, Netherlands, the Island of Guernsey or the Cayman Islands.

2.                                       REPRESENTATIONS AND WARRANTIES OF KPE

KPE GP acting as the general partner of KPE hereby represents and warrants to the Controlling Partnership as follows:

2.1                                 Organization.  KPE is a limited partnership duly organized, validly existing and in good standing under the laws of the Island of Guernsey.

2.2                                 Authority.  KPE (acting through the KPE GP) has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder and consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been, or will be, duly authorized by all necessary action on the part of KPE and the KPE GP and, except as contemplated by Section 2.4, no other action is necessary on the part of KPE or the KPE GP for the execution, delivery and performance by KPE (acting through the KPE GP) of this Agreement and the consummation of the transactions contemplated hereby.  This Agreement has been duly executed and delivered by the KPE GP acting as the general partner of KPE and, assuming due authorization, execution and delivery by the Controlling Partnership and the Group Partnerships constitutes a valid and binding obligation of KPE enforceable against KPE in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting creditors’ rights generally and by general equity principles.

2.3                                 No Conflicts.  Neither the execution and delivery of this Agreement by KPE nor the consummation by KPE of the transactions contemplated hereby nor compliance by KPE with any of the terms or provisions hereof, will (i) upon execution of the amendment to the KPE Limited Partnership Agreement substantially in the form attached hereto as Exhibit E, violate any provision of the amended and restated limited partnership agreement of KPE, dated as of May 2, 2007 (as amended, supplemented or otherwise modified from time to time, the “KPE Limited Partnership Agreement”) and (ii) assuming that the consents, approvals and filings referred to in Section 2.4 are duly obtained or made violate any statute, code, ordinance, rule or regulation applicable to KPE.

2.4                                 Consents and Approvals.  No order, permission, consent, approval, license, authorization, registration, or validation of, or filing with, or notice to, or exemption by, any court, administrative agency or commission or other governmental authority or instrumentality, legislative body or self-regulatory organization (each a “Governmental Entity”) by KPE is necessary in connection with the execution, delivery and performance of this Agreement by KPE and the consummation by KPE of the transactions contemplated hereby, except (i) for the giving of written notice by the KPE GP to the Guernsey Financial Services Commission, (ii) for the giving of notice by KPE to the Authority for the Financial Markets in The Netherlands, (iii) for consultation with Euronext Amsterdam with respect to the amendment to the Seller Limited Partnership Agreement substantially in the form attached hereto as Exhibit E and for filing of the draft amendment with the Authority for the Financial Markets in the Netherlands and Euronext Amsterdam, (iv) for any consent, authorization, order or approval by the Authority for the Financial Markets in the Netherlands in connection with the Distribution, (v) the consent of Euronext Amsterdam N.V. for the delisting of KPE Common Units from Euronext Amsterdam by NYSE Euronext, the regulated market of Euronext Amsterdam N.V., and (vi) for the KPE GP filing notice of the dissolution of KPE with Her Majesty’s Greffier in Guernsey and publishing such notice in La Gazette Officielle, and for the KPE GP preparing and providing all limited partners of KPE with a copy of an account of the winding up of KPE.

3.                                       REPRESENTATIONS AND WARRANTIES OF THE CONTROLLING PARTNERSHIP

The Controlling Partnership GP acting as the general partner of the Controlling Partnership hereby represents and warrants to KPE as follows:

3.1                                 Organization.  The Controlling Partnership is a limited partnership duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized.

3.2                                 Authority.  The Controlling Partnership (acting through the Controlling Partnership GP) and the Group Partnerships have the requisite power and authority to execute and deliver this Agreement, to perform their obligations hereunder and to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement have been and the consummation of the transactions contemplated hereby have been, or will be, duly authorized by all necessary action on the part of the Controlling Partnership and the Group Partnerships and no other action will be necessary on the part of the Controlling Partnership, the Controlling Partnership GP and the Group Partnerships for the execution, delivery and performance by the Controlling Partnership (acting through the Controlling Partnership GP) and the Group Partnerships of this Agreement and the consummation of the transactions contemplated hereby.  This Agreement has been duly executed and delivered by the Controlling Partnership and the Group Partnerships and, assuming due authorization, execution and delivery by KPE, constitutes a valid and binding obligation of the Controlling Partnership and the Group Partnerships, enforceable against the Controlling Partnership and the Group Partnerships in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting creditors’ rights generally and by general equity principles.

3.3                                 No Conflicts.  Neither the execution and delivery of this Agreement by the Controlling Partnership and the Group Partnerships nor the consummation by the Controlling Partnership and the Group Partnerships of the transactions contemplated hereby, nor compliance by the Controlling Partnership and the Group Partnerships with any of the terms or provisions hereof, will (i) violate any provision of the certificate of formation or limited partnership agreement of the Controlling Partnership or the Group Partnerships or (ii) except as would not reasonably be expected to prevent or materially impede or delay the consummation of the transactions contemplated hereby (x)  assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained or made violate any statute, code, ordinance, rule or regulation applicable to the Controlling Partnership or the Group Partnerships or (y) violate, conflict with, result in a breach of any provision or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Controlling Partnership or any of the Group Partnerships is a party, or by which any of them or any of their respective properties or assets may be bound or affected.

3.4                                 Consents and Approvals.  No order, permission, consent, approval, license, authorization, registration, or validation of, or filing with, or notice to, or exemption by, any Governmental Entity by the Controlling Partnership or the Group Partnerships is necessary in connection with the execution, delivery and performance of this Agreement by the Controlling Partnership or the Group Partnerships and the consummation by the Controlling Partnership or the Group Partnerships of the transactions contemplated hereby, except (i) the approval of the listing of the Controlling Partnership Units to be issued pursuant to Section 4.1 on the New York Stock Exchange or The NASDAQ Stock Market, as applicable, (ii) the filing with the United States Securities and Exchange Commission (the “SEC”) and the declaration of effectiveness thereby of the Registration Statement and (iii) filings necessary to comply with foreign or state securities or blue sky laws.

3.5                                 Due Authorization and Validity.  The Controlling Partnership Units and the limited partnership interests evidenced thereby to be issued pursuant to Section 4.1 will be duly authorized prior to issuance and, when issued pursuant to the terms and conditions of this Agreement, will be validly issued and fully paid and non-assessable (except as such non-assessability may be affected by Section 17-303, Section 17-607 or Section 17-804 of the Delaware Revised Uniform Limited Partnership Act or the Controlling Partnership LPA) and free and clear of any Liens.  Except for (i) Controlling Partnership Units issuable to KPE pursuant to Section 4.1, (ii) Controlling Partnership Units issuable upon exchange by Holdings or its designees or other holders of Class A Units to the Controlling Partnership of partner interests in the Group Partnerships in accordance with the Exchange Agreement or a similar agreement providing for similar exchange rights, (iii) Controlling Partnership Units that may be issued at or following the Closing upon exchange of Group Partnership Units issued pursuant to awards (including actual Group Partnership Units or phantom, option or other derivative securities) granted under the Pre-Listing Incentive Plan following the Effective Time (as defined in the Purchase Agreement), in accordance with Section 4.12 of this Agreement; provided, that for the avoidance of doubt, awards of Controlling Partnership Common Units (including grants of phantom, option or other derivative securities) may also be issued upon the completion of the Closing under the Post-Listing Incentive Plan in accordance with its terms, (iv) non-economic general partner interests in the Controlling Partnership, (v) Controlling Partnership Units that may be issued in a separate primary offering by the Controlling Partnership simultaneously with the US Listing and (vi) the assumption by the Controlling Partnership of the Adjusted UARs in accordance with Section 4.13, there are (A) no outstanding equity interests in the Controlling Partnership, (B) outstanding securities or other instruments or rights of any person convertible or exchangeable for equity interests in the Controlling Partnership or (C) options or other rights to acquire from the Controlling Partnership any equity interests in the Controlling Partnership or obligations of the Controlling Partnership to issue any equity securities in the Controlling Partnership.

3.6                                 Activities. Except as set forth in Section 3.6 of the Confidential Controlling Partnership Disclosure Schedules delivered to the Seller by the Controlling Partnership concurrently with the execution of this Agreement (the “Confidential Controlling Partnership Disclosure Schedules”), each of the Controlling Partnership, the Purchaser, KKR Group Limited (the “Purchaser GP”) and KKR Management Holdings Corp. has been formed solely for the purpose of engaging in the transactions contemplated hereby (including the Contribution Transactions) and in the Purchase Agreement and serving as the direct or indirect general partner of the Purchaser and the Group Partnerships, as applicable, and has engaged and, at the Closing, will have engaged in no other business activities, and has incurred and, at the Closing, will have incurred no liabilities or obligations other than in furtherance of the transactions contemplated hereby (including the Contribution Transactions) or as a result of serving as the direct or indirect general partner of the Purchaser or the Group Partnerships, as applicable.

3.7                                 Other Agreements.  Each of the agreements referred to in Section 4.7 will be duly authorized, executed and delivered by the Controlling Partnership or the parties thereto that are affiliated with the Controlling Partnership, as applicable, and, assuming due authorization, execution and delivery by the other parties thereto, will be a valid and binding obligation of the Controlling Partnership or the parties thereto that are affiliated with the Controlling Partnership, as applicable, enforceable against them in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting creditors’ rights generally and by general equity principles.

4.                                       ADDITIONAL AGREEMENTS

4.1                                 Contribution of Purchaser Common Units; Restrictions; Affirmation of Assumption of Liabilities.

(a)                                  In the event that an Election Notice is delivered in accordance with Section 1.1, at the time of the Closing, KPE shall contribute all of its Purchaser Common Units to the Controlling Partnership in exchange for a number of units representing limited partner interests in the Controlling Partnership (the “Controlling Partnership Units”) equal to the number of common units of KPE (the “KPE Common Units”) then outstanding.  The transactions contemplated by this Section 4.1(a), together with the execution of the agreements required to be executed pursuant to Section 4.7 prior to the Closing, are referred to as the “Contribution Transactions”.

(b)                                 Except as contemplated by this Section 4.1, KPE shall not, and shall not permit any of its affiliates to, directly or indirectly transfer, sell, assign, pledge, gift, donate or otherwise dispose of (“Transfer”) its Purchaser Common Units without the prior written consent of the Controlling Partnership.  Other than in furtherance of the transactions contemplated by this Agreement, neither KPE nor the KPE GP shall engage in any other business activities, including making, or agreeing to make, any investments in any person and incurring any liabilities or obligations.  Other than in furtherance of the transactions contemplated hereby (including the Contribution Transactions) or serving as the direct or indirect general partner of the Purchaser or the Group Partnerships, as applicable, each of the Controlling Partnership, the Purchaser, the Purchaser GP and KKR Management Holdings Corp. shall engage in no other business activities, including making, or agreeing to make, any investments in any person and incurring any liabilities or obligations.

(c)                                  Notwithstanding any provision herein to the contrary, it is the intention of the parties hereto that, with respect to any benefits of the combined business of the Consolidated Persons to which the holders of the Class A units in the Group Partnerships (the “Class A Units”) are entitled, the ultimate beneficial owners of the Class A Units (in their capacity as such, the “Ultimate Owners”) are intended to be entitled to such benefits in proportion to their relative ultimate beneficial ownership of the Class A Units and, accordingly, from the Effective Time until the Closing, issuances of equity or other economic interests, dividends and other distributions by any Consolidated Person shall be structured to ensure that no Ultimate Owner shall be disproportionately adversely affected relative to any other Ultimate Owner without the consent of any such Ultimate Owner (or the Seller, in the case of an Ultimate Owner whose beneficial interest is through the ownership of KPE Common Units) that would be so disproportionately adversely affected.

(d)                                 In the event that an Election Notice is delivered in accordance with Section 1.1, at the time of the completion of the Dissolution Transactions, the Controlling Partnership shall cause the Purchaser to reaffirm the assumption of the liabilities assumed by the Purchaser pursuant to Section 1.2 of the Purchase Agreement.

4.2                                 Registration Statement.

(a)                                  The Controlling Partnership shall as promptly as practicable following the delivery of an Election Notice in accordance with Section 1.1 prepare a registration statement on such form as the Controlling Partnership in consultation with its legal counsel shall determine to be appropriate under the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”) and, if applicable, the United States Securities Act of 1933, as amended (the “Securities Act”) for the Controlling Partnership Units to be issued to, and distributed by, KPE pursuant to this Agreement (such registration statement(s), as amended or supplemented from time to time and together with any prospectus included therein, the “Registration Statement”) and shall as promptly as practicable thereafter file the Registration Statement with the SEC.  Each of the Controlling Partnership and KPE shall use its reasonable best efforts to have the Registration Statement declared effective by the SEC as promptly as practicable and to keep the Registration Statement effective as long as is necessary to consummate the transactions contemplated by this Agreement.  As promptly as practicable following the date on which the Registration Statement is declared effective by the SEC, KPE shall mail, or otherwise disseminate in a manner that complies with any applicable law, rule, regulation and the KPE Limited Partnership Agreement, the Registration Statement (or prospectus contained therein) to the holders of the KPE Common Units.  Notwithstanding the foregoing, nothing contained in this Agreement, including Section 4.3 and Section 4.5, shall be deemed to require the Controlling Partnership or any of its affiliates to take any action that would require the Controlling Partnership or any of its affiliates to become subject to regulation under the Investment Company Act.

(b)                                 The directors of the KPE GP who are not affiliated with the Controlling Partnership (the “Independent Directors”) shall furnish, or cause to be furnished, to the Controlling Partnership all information concerning the Independent Directors, if any, required to be included in the Registration Statement.  The Controlling Partnership shall provide KPE and its legal counsel with a reasonable opportunity to review and comment on the Registration Statement and any amendments or supplements thereto prior to the filing thereof with the SEC.  The Controlling Partnership shall, as promptly as practicable after receipt thereof, (i) provide KPE and its legal counsel with copies of any written comments and advise KPE and its legal counsel of any oral comments with respect to the Registration Statement received from the SEC and (ii) notify KPE and its legal counsel of any requests by the SEC for any supplement thereto or for additional information.  As promptly as practicable after receipt of any written correspondence from the SEC and reasonably in advance of transmitting any written correspondence to the SEC, in each case relating to the Registration Statement, the Controlling Partnership shall provide KPE and its legal counsel with (i) copies of any such correspondence and (ii) a reasonable opportunity to review and comment on any such correspondence.

(c)                                  The Controlling Partnership and KPE shall cooperate and consult with each other in connection with the filing with, and the review by, the SEC of the Registration Statement.  The Controlling Partnership shall (i) consider in good faith any comments and suggestions on the disclosure to be included in the Registration Statement made by KPE and/or its legal counsel and (ii) incorporate such comments into the Registration Statement if failure to do so would reasonably be expected, in the good faith judgment of the Controlling Partnership after taking into account the advice of its outside legal counsel, to result in a violation of, or give rise to liability under any applicable securities laws.  For purposes of clauses (i) and (ii) above, where the Controlling Partnership would otherwise elect not to incorporate any comment or suggestion made by KPE or its legal counsel, KPE and its legal counsel shall be provided with the reasonable opportunity to discuss any such comments directly with the Controlling Partnership, the Controlling Partnership’s auditors and outside legal counsel for the Controlling Partnership.

(d)                                 Notwithstanding the provisions of Section 4.2(c), neither the Registration Statement (or any amendment or supplement thereto) nor any written correspondence relating to the Registration Statement (including any responses to any comments from the SEC) shall include any statements regarding the Independent Directors without KPE’s prior written consent to include such statements, which consent shall not be unreasonably withheld or delayed.

(e)                                  The Controlling Partnership covenants and agrees that (i) as of each of the date on which the Registration Statement becomes effective and as of the Closing Date, the Registration Statement will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; provided that the foregoing covenant shall not apply to any information concerning the Independent Directors furnished in writing by or on behalf of the Independent Directors specifically for use in the Registration Statement, it being understood that such information shall be identified as such by KPE prior to the effectiveness of the Registration Statement (the “Specified Information”) and (ii) as of the date on which the Registration Statement becomes effective, the Registration Statement will comply as to form in all material respects with the applicable provisions of the Securities Act, Exchange Act and the applicable rules and regulations of the SEC thereunder.

(f)                                    If at any time prior to the Closing any information should be discovered by either the Controlling Partnership or KPE that should be set forth in an amendment or supplement to the Registration Statement so that the Registration Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statement therein, in the light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party, and to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC.

4.3                                 Reasonable Best Efforts.

(a)                                  Subject to the terms and conditions of this Agreement, following the delivery of an Election Notice in accordance with Section 1.1, each of the Controlling Partnership and KPE shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to ensure that the conditions set forth in Section 6 of this Agreement are satisfied and to consummate the transactions contemplated by this Agreement as promptly as practicable, including using its reasonable best efforts to (i) obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or any third party which is required to be obtained in connection with the transactions contemplated by this Agreement from Governmental Entities or third parties, (ii) making all registrations, notifications and filings with any Governmental Entity or any third party that are required to be made in connection with the transactions contemplated by this Agreement and (iii) resolve any objections asserted or suits instituted with respect to any of the transactions contemplated hereby, by any Governmental Entity, which, if not resolved, would reasonably be expected to prevent or materially impede or delay the consummation of the transactions contemplated hereby.  Notwithstanding the foregoing, nothing in this Agreement shall be deemed to require the Controlling Partnership or KPE to take, or agree to take, any action if the taking of such action would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Controlling Partnership (after giving effect to the Contribution Transactions).

(b)                                 Each of the Controlling Partnership and KPE shall in connection with the efforts referenced in Section 4.3(a) (i) promptly cooperate with and furnish information to the other in connection with any action required to be taken pursuant to Section 4.3(a), and (ii) permit the other to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Entity in connection with the foregoing, and to the extent permitted by law, give the other the opportunity to attend and participate in such meetings and conferences.

4.4                                 Dissolution Transactions.  Following the delivery of an Election Notice in accordance with Section 1.1, KPE shall take, and the Controlling Partnership shall cause the non-Independent Directors of the KPE GP to authorize, all actions necessary or advisable to (i) cause the amendment to the KPE Limited Partnership Agreement in substantially the form attached hereto as Exhibit E to be executed prior to the Closing, (ii) deliver the Controlling Partnership Units to a bank or trust company designated by KPE and reasonably acceptable to the Controlling Partnership (the “Exchange Agent”) immediately upon the Closing, (iii) cause the Exchange Agent to distribute the Controlling Partnership Units to the holders of KPE Common Units in accordance with the KPE Limited Partnership Agreement as of, or as promptly as practicable after, the Closing (the “Distribution”), (iv) cause the KPE Common Units to be delisted from, and to cease to be traded on, Euronext Amsterdam by NYSE Euronext, the regulated market of Euronext Amsterdam N.V. as of, or as promptly as practicable after, the Closing, and (v) cause KPE to be dissolved and liquidated by the KPE GP acting as liquidator, in accordance with the KPE Limited Partnership Agreement and the Limited Partnerships (Guernsey) Law, 1995, as amended, as promptly as practicable after the Closing. The transactions contemplated by this Section 4.4 are sometimes referred to herein as the “Dissolution Transactions”.

4.5                                 Stock Exchange Listing.  In the event an Election Notice is delivered in accordance with Section 1.1, the Controlling Partnership shall use its reasonable best efforts to cause the Controlling Partnership Units that are to be registered in the Registration Statement to be approved for listing on the relevant United States stock exchange, subject to official notice of issuance, prior to the Closing.

4.6                                 Insurance.  In the event an Election Notice is delivered in accordance with Section 1.1, prior to the Closing, the Controlling Partnership shall obtain and fully pay the premium for, or shall cause to be obtained and to be fully paid the premium for, directors’ and officers’ liability insurance for the benefit of the directors and officers (and former directors and officers) of the KPE GP, which shall (i) be effective for a period from the date of the dissolution of KPE (the “Dissolution Date”) through and including the date that is six years after the Dissolution Date, (ii) cover claims arising out of or relating to any action, statement or omission (including a failure to act) of such directors and officers of the KPE GP, whether on or before the Dissolution Date (including the transactions contemplated by this Agreement and the decision making process by the directors of the KPE GP in connection therewith) to the same extent as the directors and officers of the Controlling Partnership GP acting in their capacities as the directors and officers of the KPE GP are insured with respect thereto, and (iii) shall contain a coverage limit of $100 million, and shall contain coverage terms and conditions, including exclusions, substantially comparable to the directors’ and officers’ liability insurance in effect on the date of the Purchase Agreement; provided, however, that in no event shall the Controlling Partnership be required to, or be required to cause any other person to, expend for such insurance an amount in excess of the amount set forth in Section 4.6 of the Confidential Controlling Partnership Disclosure Schedules.

4.7                                 Execution of Additional Agreements.  In the event an Election Notice is delivered in accordance with Section 1.1, the Controlling Partnership and Holdings shall use its reasonable best efforts to execute, or to cause the other parties thereto to execute, prior to the Closing, the Exchange Agreement between the Controlling Partnership, the Group Partnerships and Holdings (the “Exchange Agreement”), the Tax Receivables Agreement between the Controlling Partnership, Holdings, KKR Management Holdings Corp. and Management Holdings (the “Tax Receivables Agreement”), the Amended and Restated Limited Partnership Agreement of the Controlling Partnership (the “Controlling Partnership LPA”) and the Amended and Restated Limited Liability Company Agreement of the Controlling Partnership GP (the “Controlling Partnership GP Agreement”), in each case substantially in the form attached as exhibits to this Agreement (together with any changes thereto as may be necessary to comply with requirements of the jurisdiction of organization of the Controlling Partnership in the event that the Controlling Partnership’s rights and obligations under this Agreement are assigned pursuant to Section 8.10).

4.8                                 Delivery of Letters.

(a)                                  In the event an Election Notice is delivered in accordance with Section 1.1, the Controlling Partnership shall use its reasonable best efforts to cause to be delivered to KPE a “comfort” letter from Deloitte & Touche LLP with respect to financial information contained in the Registration Statement, dated the effective date of the Registration Statement, in a form customary in scope and substance for “comfort” letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement (it being understood that such “comfort” letters shall also provide comfort on the interim financial statements included in the Registration Statement in accordance with applicable Statement on Auditing Standards, customary comfort on the pro forma financial statements and other data and customary negative assurance comfort).

(b)                                 In the event an Election Notice is delivered in accordance with Section 1.1, the Controlling Partnership shall use its reasonable best efforts to cause to be delivered to KPE a “negative assurance” letter from Simpson Thacher & Bartlett LLP with respect to the absence of material misstatements or omissions in the Registration Statement, dated the effective date of the Registration Statement, in a form customary in scope and substance for “negative assurance” letters delivered by issuer’s counsel in connection with registration statements similar to the Registration Statement.

4.9                                 Resignation of Independent Directors.  Unless the Independent Directors agree otherwise in writing with the KPE GP and the Controlling Partnership, the Independent Directors shall not be required to resign until the completion of the Dissolution Transactions at which point the Independent Directors shall be required to resign.

4.10                           Consent Rights.  From the Effective Time (as such term is defined in the Purchase Agreement) until the Closing (the “Consent Period”), without the prior consent of a majority of the Independent Directors, the Controlling Partnership shall not, and shall not permit the Purchaser GP or any Consolidated Person (as defined in the Purchase Agreement) to: (i) enter into any amendment to the Exchange Agreement, the Tax Receivables Agreement, a Lock-Up Agreement, the Controlling Partnership LPA, the Management Holdings LPA, the Fund Holdings LPA, the Purchaser LPA or the Controlling Partnership GP Agreement (each as defined in the Purchase Agreement), or any Contribution and Indemnification Agreement (each of the foregoing, a “Covered Agreement”) that, in the reasonable judgment of the Controlling Partnership, is or will result in a conflict of interest or would have a materially disproportional impact on KPE, (ii) enter into any transaction or series of related transactions involving an aggregate amount in excess of $20 million with any related person (as such term is defined in Item 404 of Regulation S-K under the Securities Act) of the Controlling Partnership, the Purchaser GP or Consolidated Person (other than any related person that is another Consolidated Person or an investment fund or investment vehicle that is managed, sponsored, or otherwise advised by the Controlling Partnership, the Purchaser GP or any Consolidated Person) (a “Related Person”) that is the type of transaction that would be required to be disclosed under the Securities Act by the Controlling Partnership, the Purchaser GP or such Consolidated Person pursuant to Item 404 of Regulation S-K under the Securities Act if the Controlling Partnership, the Purchaser, the Purchaser GP or such Consolidated Person were subject to the disclosure requirements of such Item (provided, however, that, except with respect to any transaction for which the restrictions of clause (ii) do not apply by virtue of the proviso below, the Controlling Partnership shall on at least a quarterly basis provide a report in reasonable detail of transactions which would be covered by this clause (ii) but for the requirement set forth in this clause (ii) as to a minimum aggregate amount), (iii) except in accordance with the Exchange Agreement, enter into any transaction with any Related Person if such transaction would reduce the percentage of KPE’s direct or indirect equity interest in any Consolidated Person or the percentage of the equity interest in the Controlling Partnership that the holders of KPE Common Units will receive upon the Distribution; provided, however the foregoing clauses (ii) and (iii) shall not restrict, and the approval of a majority of the Independent Directors shall not be required with respect to, (A) the payment, issuance, grant or delivery of compensation, including, subject to Section 4.12, equity-based compensation, to any Related Person in respect of such Related Person’s provision of services to the Controlling Partnership or a Consolidated Person provided that in performing such services, the Related Person is acting as a partner, member, director, officer or employee of the Controlling Partnership or a Consolidated Person and not as a third-party service provider, (B) any transaction or series of related transactions with a Related Person made on substantially similar terms as have been agreed to with unaffiliated third parties in connection with the same transaction or series of related transactions, (C) any investment by a Related Person in any investment fund or investment vehicle that is managed, sponsored or otherwise advised by the

Controlling Partnership or any Consolidated Person, or (D) the matters set forth in Section 4.10 of the Confidential Controlling Partnership Disclosure Schedules.  A “Contribution and Indemnification Agreement” means any contribution and indemnification agreement among each of the Group Partnerships and the other parties thereto providing for the transfer by such other parties to the Group Partnerships of all or part of the amounts borne by the Group Partnerships, directly or indirectly, with respect to any “carried interest” or similar profit interest distributed by a fund, investment vehicle or account whose investments are managed or advised by the Controlling Partnership (if any) or an affiliate thereof (a “Fund”) pursuant to the obligation of the general partner of a Fund to return such amounts to the Fund. In addition, upon the request of the Controlling Partnership, the Independent Directors shall review any other transaction among the Controlling Partnership, the Purchaser GP and any of the Consolidated Persons submitted to the Independent Directors by the Controlling Partnership for the purposes of determining whether a conflict of interest exists with respect to such transaction and that such transaction is in compliance with the respective organizational documents of the Controlling Partnership, the Controlling Partnership GP, the Purchaser GP and each of the Consolidated Persons.  Upon a determination by a majority of the Independent Directors that any such transaction is in compliance with the respective organizational documents of the Controlling Partnership, the Controlling Partnership GP, the Purchaser GP and the Consolidated Persons, such transaction shall not be void or voidable as a result of any conflict of interest existing between the parties to such transaction and, except as set forth in Section 5, neither the Controlling Partnership nor any of its affiliates shall have any liability to KPE, any affiliate thereof, or any person that has an equity interest in KPE, any Consolidated Person or any affiliate thereof as a result of, or arising from, any such transaction.  At the request of the Controlling Partnership, the organizational documents of any Consolidated Person may be amended to include provisions to limit the liability of the Controlling Partnership and its affiliates in the manner described in the immediately preceding sentence.  During the Consent Period, (v) upon the request of KPE, the Controlling Partnership agrees to take, or cause to be taken, any action to enforce the rights of the Controlling Partnership or any Consolidated Person directly or through one or more entities controlled by the Controlling Partnership, under any Covered Agreement against (A) Holdings (and any subsidiary or other designee of Holdings through which Holdings holds any units representing limited partner interests in the Group Partnership) or KKR Associates Holdings L.P. (“Associates Holdings”) (and any subsidiary or other designee of Associates Holdings through which Associates Holdings holds any units representing limited partner interests in the Group Partnerships), (B) each person that is or becomes from time to time a general partner or limited partner of Holdings or Associates Holdings or a general partner, limited partner or holder of any other type of equity interest of any such person and (C) each other party to the Contribution and Indemnification Agreements, (w) the Controlling Partnership shall not incur or assume any indebtedness for borrowed money or guarantee any such indebtedness, (x) the Controlling Partnership shall not permit the Designated Percentage with respect to Future Carried Interests (as such terms are defined in the limited partnership agreements of the Group Partnerships) to exceed 40%, (y) the Controlling Partnership shall not, and shall not permit any Consolidated Person to, consent to any Transfer (as defined in the limited partnership agreements of the Group Partnerships) of Class B Units (as defined in the limited partnership agreements of the Group Partnerships) without the Transferee (as defined in the limited partnership agreements of the Group Partnerships) having entered into a contribution and indemnification agreement that is substantially consistent with the Contribution Agreement among each of the Group Partnerships,

Associates Holdings and KKR Intermediate Partnership L.P. and that is reasonably satisfactory to a majority of the Independent Directors, and (z) upon reasonable notice and subject to the terms of the Confidentiality Agreement, dated June 20, 2008, between KPE and Kohlberg Kravis Roberts & Co. L.P., the Controlling Partnership agrees to take, or cause to be taken, all actions necessary to provide the audit committee of the KPE GP board of directors or the Independent Directors with access during normal business hours to the personnel, books and records of the Consolidated Persons, and any financial statements generated therefrom, relating to the activities of the Controlling Partnership, the Purchaser GP and the Consolidated Persons, and shall furnish to the audit committee of the KPE GP or the Independent Directors as promptly as practicable after receiving a request therefor such other information concerning the business of the Controlling Partnership, the Purchaser GP and the Consolidated Persons as the audit committee or the Independent Directors may reasonably request; provided that the foregoing shall not obligate the Controlling Partnership to disclose any information to such audit committee or the Independent Directors that the Controlling Partnership, the Purchaser GP or the Consolidated Person reasonably determines, based on the advice of counsel, to be privileged; provided further that Controlling Partnership, the Purchaser GP or the Consolidated Person shall use its reasonable best efforts to make appropriate substitute disclosure arrangements under circumstances in which the immediately preceding proviso applies.

4.11                           Ongoing Reporting Obligations.  From the Effective Time (as such term is defined in the Purchase Agreement) to the Closing Date, the Controlling Partnership shall, and shall cause the Consolidated Persons (as such term is defined in the Purchase Agreement) to, cooperate in good faith with KPE to take such actions as may be reasonably necessary or advisable to comply with the financial reporting obligations of KPE under applicable law, including the preparation of the financial statements and other financial information of the KKR Group (as defined in the Purchase Agreement) required to be included in the reports to be submitted to holders of KPE Common Units.

4.12                           Equity Incentive Plans.  At any time prior to the Closing, the Controlling Partnership may cause the KKR Management Holdings L.P. Equity Incentive Plan, substantially in the form attached hereto as Exhibit F (the “Pre-Listing Incentive Plan”) to be adopted.  Upon the Closing, the Controlling Partnership shall adopt the KKR & Co. L.P. Equity Incentive Plan, substantially in the form attached hereto as Exhibit G (the “Post-Listing Incentive Plan”).  Without the prior written consent of a majority of the Independent Directors, from and after the date of this Agreement until the completion of the Closing, the Controlling Partnership shall not, and shall not permit any Consolidated Person to, (i) pay to, grant, issue or otherwise deliver, or (ii) enter into or adopt any plan, program, policy, agreement or arrangement that provides for the payment, grant, issuance or delivery of, in the case of both clauses (i) and (ii), to any current, former or future Participant (as defined in the Purchase Agreement) to the Controlling Partnership or any Consolidated Person, any cash or equity-based compensation that (A) is for such Participant’s services to the Controlling Partnership, the Purchaser GP or any Consolidated Person, (B) the amount of which is determined primarily based on the value of the interests in the Controlling Partnership, the Purchaser GP or of any Consolidated Person and (C) reduces (or upon exercise, payment or settlement, would reduce) the Seller’s direct or indirect equity interest in any Consolidated Person or the percentage of the equity interest in the Controlling Partnership that the holders of KPE Common Units will receive upon the Distribution or the amount of cash distributable to the Seller as a result of its direct or indirect equity interest in the Controlling

Partnership or any Consolidated Person; provided, however, that the foregoing restrictions shall not prohibit grants of awards pursuant to the Pre-Listing Incentive Plan during the period beginning at the Effective Time (as defined in the Purchase Agreement) and ending immediately prior to the Closing, subject to the aggregate limitation set forth therein (as such limitation is specified in Exhibit F), except that until the earlier of (x) immediately following the Closing and (y) the first anniversary of the Effective Time (or, in the case of this clause (y), in the event that an Election Notice has been delivered prior to such first anniversary but if the Closing has not occurred, the fifteen month anniversary of the Effective Time), without the prior written consent of a majority of the Independent Directors, no grants of awards shall be made under the Pre-Listing Incentive Plan to any person who was a member of KKR & Co. LLC as of the date of execution of the Purchase Agreement.

4.13                           Treatment of Seller Unit Appreciation Rights.   Upon the closing of the transactions contemplated by the Purchase Agreement, each outstanding unit appreciation right with respect to KPE Common Units issued under KPE’s 2007 Equity Incentive Plan (each, a “KPE UAR”) became fully vested and immediately exercisable.  Upon the Closing, except as may otherwise be agreed in writing between the Controlling Partnership and a holder of a KPE UAR at any time prior to the Closing, (i) each outstanding KPE UAR for which the exercise price per KPE Common Unit of such KPE UAR equals or exceeds the closing price per KPE Common Unit on Euronext Amsterdam on the final trading day of KPE Common Units shall be cancelled without the payment of any consideration in respect thereof and (ii) each other KPE UAR (other than those referred to in clause (i)) shall be converted into a fully vested unit appreciation right, on the same terms and conditions as were applicable under such KPE UAR, with respect to a number of Controlling Partnership Units equal to the number of KPE Common Units subject to such KPE UAR immediately prior to the Closing with an exercise price per Controlling Partnership Unit equal to the per unit exercise price for such KPE UAR (the KPE UARs referred to in this clause (ii), the “Adjusted UARs”). Upon the Closing, the Controlling Partnership shall assume the Adjusted UARs and all obligations with respect thereto.  As soon as practicable following the Closing, the Controlling Partnership shall deliver to the holders of Adjusted UARs appropriate notices setting forth such holders’ rights pursuant to the Adjusted UARs (including the number of Controlling Partnership Units subject to each such Adjusted UAR and the per unit exercise price with respect thereto) and specifying that such Adjusted UARs have been assumed by the Controlling Partnership and shall continue in effect on the same terms and conditions as were applicable to the KPE UARs immediately prior to the Closing.  Prior to the Closing, KPE and the Controlling Partnership shall take all actions necessary or appropriate to effectuate the provisions of this Section 4.13.

5.                                       INDEMNIFICATION

(a)                                  To the fullest extent permitted by applicable law, from the Closing Date through the sixth anniversary thereof, the Group Partnerships shall indemnify, defend and hold harmless, and provide advancement of expenses to, each present and former director and officer of the KPE GP and the persons identified in Section 5.1 of the Confidential Controlling Partnership Disclosure Schedules against all losses, liabilities, damages, judgments and fines (“Losses”) incurred in connection with any suit, claim, action, proceeding, arbitration or investigation (“Proceedings”) arising out of or related to actions taken by them in their capacity as directors or officers of the KPE GP (including, this Agreement and the transactions contemplated hereby) or taken by them at the request of KPE or the KPE GP, whether asserted or claimed prior to, at or after the Closing Date.

(b)                                 The Group Partnerships shall indemnify and hold harmless to the fullest extent permitted by applicable law the Controlling Partnership, KPE and each present and former director and officer of the KPE GP and the persons identified in Section 5.1 of the Confidential Controlling Partnership Disclosure Schedules against any and all Losses to which they or any of them may become subject under the Securities Act, the Exchange Act or other applicable law, statute, rule or regulation insofar as such Losses arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement and any other document issued by the Controlling Partnership, KPE or any of their respective affiliates in connection with or otherwise relating to the US Listing, or in any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and the Group Partnerships agree to reimburse each such person, as incurred, for any legal or other expenses reasonably incurred by such person in connection with investigating or defending against any such Losses to the fullest extent permitted by applicable law; provided, however that the Group Partnerships shall not be liable in any such case to the extent that any such Losses arise out of or are based upon any such untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement or in any amendment thereof or supplement thereto, or in any such other document in reliance upon and in conformity with the Specified Information.

(c)                                  The Group Partnerships shall, in respect of any indemnified person that was a director of the KPE GP as of the date of the Original Investment Agreement who may be called upon, subsequent to the date of his resignation or expiration of his term, to testify in any Proceeding in connection with this Agreement or the transactions contemplated hereby, provide such person with reasonable compensation for his time spent testifying in such Proceeding and preparing for such testimony.

(d)                                 If the indemnification provided for in this Section 5.1 is unavailable (other than as a result of application of the proviso to Section 5.1(b)) to or insufficient to hold harmless the indemnified person in respect of any Losses, then the Group Partnerships shall contribute to the amount paid or payable by the indemnified person as a result of such Losses (A) in such proportion as is appropriate to reflect the relative fault of the Group Partnerships, on the one hand, and the indemnified person, on the other or (B) if the allocation provided by clause (A) is not permitted by applicable law, or provides a lesser sum to the indemnified person than the amount hereinafter calculated, in such proportion as is appropriate to reflect not only the relative fault of the Group Partnerships, on the one hand, and the indemnified person, on the other, in respect of such Losses but also the relative benefits received by the Group Partnerships, on the one hand, and the indemnified person, on the other, from the transactions contemplated by this Agreement as well as any other relevant equitable considerations.  The amount paid or payable by the indemnified person as a result of the Losses referred to above in this Section 5.1 shall be deemed to include any legal or other expenses reasonably incurred by such indemnified person in connection with investigating or defending any such action or claim.

(e)                                  In case any Proceeding shall be commenced or instituted involving any person in respect of which indemnity or contribution may be sought pursuant to this Section 5.1, such person shall promptly notify the Group Partnerships thereof in writing; provided that the failure to so notify the Group Partnerships will not affect the rights of such person under this Section 5.1 except to the extent that the Group Partnerships are actually prejudiced by such failure.  The Group Partnerships shall be entitled to take control of and conduct such Proceeding and to appoint counsel (including local counsel) of the Group Partnerships’ choosing to represent the indemnified party in connection with such Proceeding (in which case the Group Partnerships shall not thereafter be responsible for the fees and expenses of any separate counsel retained by the indemnified party).  Notwithstanding the Group Partnerships’ election to appoint counsel (including local counsel) to represent the indemnified party in connection with a Proceeding, the indemnified party shall have the right to employ separate counsel (including local counsel), and the Group Partnerships shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the use of counsel chosen by the Group Partnerships to represent the indemnified party would present such counsel with a conflict of interest (based on the advice of counsel to the indemnified person), (ii) such Proceeding includes both the indemnified party and the Group Partnerships, and the indemnified party shall have reasonably concluded (based on the advice of counsel to the indemnified person) that there may be legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the Group Partnerships or (iii) the Group Partnerships shall authorize the indemnified party to employ separate counsel at the expense of the Group Partnerships.  It is understood that the Group Partnerships shall not, in respect of the legal expenses of any indemnified party in connection with any Proceeding or related Proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all such indemnified parties.  The Group Partnerships shall not be liable under this Section 5.1 for any settlement or compromise or consent to the entry of any judgment with respect to any pending or threatened Proceeding in respect of which indemnification or contribution may be sought under this Section 5.1 (whether or not the indemnified parties are actual or potential parties to such claim or action), unless such settlement, compromise or consent is consented to by the Group Partnerships, such consent not to be unreasonably withheld or delayed.

(f)                                    Notwithstanding any other provision of this Agreement to the contrary, the indemnified parties specified in this Section 5.1 shall be third party beneficiaries of this Section 5.1.  The provisions of this Section 5.1 are intended to be for the benefit of each such person to whom this Section 5.1 applies (and, in the case of each director of the KPE GP, for the benefit of such director in his individual capacity) and his or her heirs.  The obligations of the Group Partnerships under this Section 5.1 shall not be terminated or modified in such a manner as to adversely affect any such person to whom this Section 5.1 applies without the express written consent of such affected person.

(g)                                 If any of the Group Partnerships or their successors or assigns shall (i) consolidate with or merge into any person and shall not be the continuing or surviving person in such consolidation or merger or (ii) transfer all or substantially all of its assets to any other persons, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Group Partnerships shall assume the obligations of the Group Partnerships set forth in this Section 5.1.

(h)                                 The Group Partnerships or their successors or assigns shall be entitled to repayment of all applicable expenses advanced to any person pursuant to this Section 5 if it is ultimately determined by a non-appealable judgment that such person is not entitled to indemnification hereunder with respect to the matter for which any such expenses were advanced.

(i)                                     The obligations of the Group Partnerships set forth in this Section 5 shall be joint and several.

6.                                       CONDITIONS PRECEDENT

6.1                                 Conditions.  The respective obligations of each party to consummate the US Listing shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions:

(a)                                  US Listing.  The Controlling Partnership Units to be issued to KPE pursuant to Section 4.1 of this Agreement shall have been authorized for listing on the relevant United States stock exchange, subject to official notice of issuance.

(b)                                 Registration Statement Effectiveness.  The Registration Statement shall have become effective under the Securities Act and/or Exchange Act, as applicable, without any requirement that the Controlling Partnership or any of its affiliates become subject to regulation under the Investment Company Act, no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(c)                                  No Injunctions or Restraints; Illegality.  No order, injunction, judgment, award or decree issued by any Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the US Listing and/or the Distribution shall be in effect.  No law, statute, rule, ordinance or regulation shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal the consummation of the US Listing and/or the Distribution.

(d)                                 Contribution Transactions.  The Contribution Transactions shall have been consummated in accordance with Section 4.1, except for any deviations thereto permitted under Section 8.3 and any other deviations thereto which would not reasonably be expected to have an adverse impact in more than an insignificant respect on KPE, the Controlling Partnership or the holders of the KPE Common Units.

(e)                                  Delivery of Letters.  KPE shall have received the “comfort” letter and the “negative assurance” letter contemplated by Section 4.8 of this Agreement, each in form and substance reasonably satisfactory to KPE.

7.                                       TERMINATION

7.1                                 Termination.  This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing by mutual written consent of the Controlling Partnership and KPE.

7.2                                 Effect of Termination.  In the event of termination of this Agreement and the abandonment of the transactions contemplated hereby pursuant to Section 7.1, this Agreement shall forthwith become void and have no effect, and no party or any of their respective affiliates, employees or representatives shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except that (i) this Section 7.2 (Effect of Termination) and Section 8 (General Provisions) shall survive any termination of this Agreement and (ii) neither KPE, the Controlling Partnership nor the Group Partnerships shall be relieved or released from any liabilities or damages arising out of its willful or intentional breach of any provision of this Agreement.

8.                                       GENERAL PROVISIONS

8.1                                 Nonsurvival of Representations, Warranties and Agreements.  None of the representations, warranties, covenants and agreements in this Agreement or in any officer’s certificate delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, and agreements, shall survive the Closing, except for those covenants and agreements contained in Section 4.1(d), Section 4.4, Section 4.6, Section 4.9, Section 4.13, Section 5 and Section 8.

8.2                                 Expenses.  All costs and expenses incurred by the Controlling Partnership, the Controlling Partnership GP, KPE or the KPE GP in connection with this Agreement and the transactions contemplated hereby shall be paid by the Group Partnerships.

8.3                                 Change in Law.

(a)                                  To the extent there is a change in law relating to the taxation of (i) the income of KKR Fund Holdings L.P., or (ii) an entity that is a “publicly traded partnership” pursuant to Section 7704 of the Internal Revenue Code of 1986, as amended, the Controlling Partnership shall have the right to elect to effect the transactions described herein in such manner as the Controlling Partnership in its reasonable discretion, after consultation with KPE, deems to be the most beneficial taking into consideration such changes in law; provided that no alteration shall be made to the manner in which the transactions described herein will be effected in response to such a change in law to the extent such alteration would reasonably be expected to have an adverse impact in more than an insignificant respect on KPE, the Controlling Partnership or the holders of the KPE Common Units (other than any adverse impact resulting from any change in law), without the consent by KPE, which consent shall not be unreasonably withheld or delayed.  Furthermore, the Controlling Partnership shall have the right to elect to effect the transactions described herein in such manner as the Controlling Partnership in its reasonable discretion, after consultation with KPE, deems to be necessary in order to permit the Controlling Partnership following the Contribution Transactions to be treated as a continuation of KPE for U.S. Federal income tax purposes; provided that no alteration shall be made to the manner in which the transactions described herein will be effected in order to permit such treatment to the extent such alteration would reasonably be expected to have an adverse impact in more than an insignificant respect on KPE, the Controlling Partnership or the holders of the KPE Common Units, without the consent by KPE, which consent shall not be unreasonably withheld or delayed.

(b)                                 Each of the Controlling Partnership and KPE shall use its reasonable best efforts to effect the US Listing, the Contribution Transactions and the Dissolution Transactions in a manner such that holders of KPE Common Units will recognize no income, gain or loss for United States federal income tax purposes; provided that to the extent there is a change in law so that the US Listing, the Contribution Transactions or the Dissolution Transactions may not be effected as currently contemplated without recognition by holders of KPE Common Units of income, gain or loss for United States federal income tax purposes, then each of the Controlling Partnership and KPE shall use reasonable best efforts to effect the transactions in a manner that attempts to minimize the recognition of income or gain for United States federal income tax purposes by the holders of KPE Common Units except to the extent that (i) the transactions and resulting structure results in an adverse impact in more than an insignificant respect to the Controlling Partnership, its subsidiaries or Holdings, or (ii) the Controlling Partnership and KPE agree there are other considerations that outweigh the recognition of income or gain for United States federal income tax purposes by the holders of KPE Common Units.

8.4                                 Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by facsimile, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the fifth business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

if to the Controlling Partnership or the Group Partnerships, to:

KKR & Co. L.P.

9 W. 57th Street, Suite 4200

New York, NY 10019

Attention:  David J. Sorkin

Facsimile:  (212) 750-0003

with a copy to (which shall not constitute notice):

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY  10017
Attention:  Alan M. Klein

Joseph H. Kaufman

Facsimile:  (212) 455-2502

if to KPE, to:

KKR Private Equity Investors, L.P.

P.O. Box 255

Trafalgar Court, Les Banques

St. Peter Port, Guernsey GY1 3QL

Channel Islands

Attention: Christopher Lee

Facsimile:  +44.1481.745.074

with a copy to (which shall not constitute notice):

Bredin Prat

130 rue du Faubourg Saint Honoré

75008 Paris

France

Attention:  Patrick Dziewolski

Benjamin Kanovitch

Facsimile:  +33 (0)1.42.89.10.73

and

Cravath, Swaine & Moore LLP

CityPoint | One Ropemaker Street

London EC2Y 9HR

UK

Attention :  George Stephanakis

Facsimile:  +44 (0)207 860 1150

and

Cravath, Swaine & Moore LLP

825 Eighth Avenue

New York, NY 10019

Attention:  Sarkis Jebejian

Facsimile:  (212) 474-3700

8.5                                 Interpretation.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and the schedules hereto and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The word “or” shall be inclusive and not exclusive.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  This Agreement shall be construed without regard to any presumption or interpretation against the party drafting or causing any instrument to be drafted.  All schedules accompanying this Agreement and all information specifically referenced in any such schedule form an integral part of this Agreement, and references to this Agreement include references to them.  The term “affiliate” has the meaning given to it in Rule 12b-2 of the Exchange, and the term “person” has the meaning given to it in Sections 3(a)(9) and 13(d)(3) of the Exchange Act.  Whenever this Agreement requires KPE or the Controlling Partnership to take, or not take, any action, such requirement shall be deemed to include an undertaking on the part of the KPE GP or the Controlling Partnership GP, as the case may be, to cause KPE or the Controlling Partnership to take, or not take, such action.

8.6                                 Amendment; Waiver.  Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by a written instrument authorized and executed on behalf of the parties hereto (provided that in the case of KPE in addition to any other requirement under applicable law, any such amendment shall be valid only if approved by all of the Independent Directors).  At any time prior to the Closing, each party hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts by the other parties hereto, (b) waive any inaccuracies in the representations and warranties by the other parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other parties hereto with any of the agreements or conditions contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party (provided that in the case of KPE in addition to any other requirement under applicable law, any such extension or waiver shall be valid only if approved by all of the Independent Directors), but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.  Notwithstanding any other provision of this Agreement or the Purchase Agreement to the contrary, any amendment or waiver hereto or thereto following the Closing with respect to the Controlling Partnership’s rights or obligations that survive the Closing hereunder or thereunder shall require the approval of a majority of the independent directors of the Controlling Partnership GP.

8.7                                 Counterparts.  This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that all parties need not sign the same counterpart.

8.8                                 Entire Agreement.  This Agreement (together with the documents, schedules and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

8.9                                 Severability.  Any term or provision of this Agreement which is determined by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner materially adverse to any party.

8.10                           Assignment. Neither this Agreement nor any of the rights, interests or obligations of any party hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party; provided, however that with the prior written consent of KPE, which consent shall not be unreasonably withheld or delayed, the Controlling Partnership may assign all of its rights and obligations to an affiliate of the Controlling Partnership and upon such assignment the assignee will be deemed to be the Controlling Partnership and the common units or equivalent securities of such assignee shall be deemed to be the Controlling Partnership Units for all purposes under this Agreement.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

8.11                           Third Party Beneficiaries.  This Agreement (including the documents and instruments referred to herein), except for the provisions of Section 4.6, Section 4.9 and Section 5, is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder.

8.12                           Further Assurances.  The Controlling Partnership, Holdings and KPE each agrees to execute and deliver such other documents or agreements and to use their respective reasonable best efforts to take such other actions as may be reasonably necessary or desirable for the implementation of this Agreement and the consummation of the transactions contemplated hereby.

8.13                           Actions of KPE.  The parties agree that, in accordance with Article 22(3) of the articles of incorporation of the KPE GP, during the period from the date of the Original Investment Agreement until the earlier of the Closing and the termination of this Agreement in accordance with the terms hereof, the Independent Directors, acting based on the affirmative vote of a majority of the Independent Directors, shall be entitled to implement on behalf of KPE the transactions contemplated by this Agreement, to exercise the rights of KPE under this Agreement and to enforce this Agreement against the Controlling Partnership and/or Holdings.  The parties hereto further agree that (i) KPE shall not be deemed to have breached this Agreement unless such breach was due to the taking of any action, or failure to take any action, by the Independent Directors and (ii) the Controlling Partnership shall be deemed to have breached this Agreement if the Controlling Partnership or any of its affiliates (other than KPE or the KPE GP) takes any action, or fails to take any action, that causes KPE to breach this Agreement; provided that if the taking of such action, or failure to take such action, would not reasonably have been expected to cause KPE to breach this Agreement, the Controlling Partnership shall not be deemed to have breached this Agreement as a result of the taking of, or failure to take, such action and the Controlling Partnership shall have no liability to KPE as a result of the taking of, or failure to take, such action.

8.14                           Actions of the Controlling Partnership.  The parties hereto agree that, following the Closing Date, the independent directors of the Controlling Partnership GP shall have the right to enforce the Controlling Partnership’s rights under Section 5(b) against the Group Partnerships and the organizational documents of the Controlling Partnership and the Controlling Partnership GP shall provide for such right.

8.15                           Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of New York.

8.16                           Submission to Jurisdiction.  Each party irrevocably submits to the jurisdiction of (a) the Supreme Court of the State of New York, New York County, and (b) the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby.  Each party agrees to commence any action, suit or proceeding relating hereto either in the United States District Court for the Southern District of New York or, if such suit, action or other proceeding may not be brought in such court for reasons of subject matter jurisdiction, in the Supreme Court of the State of New York, New York County.  Each party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or any transaction contemplated hereby in (i) the Supreme Court of the State of New York, New York County, or (ii) the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.  Each party further irrevocably consents to the service of process out of any of the aforementioned courts in any such suit, action or other proceeding by the mailing of copies thereof by mail to such party at its address set forth in this Agreement, such service of process to be effective upon acknowledgment of receipt of such registered mail; provided that nothing in this Section 8.16 shall affect the right of any party to serve legal process in any other manner permitted by law.  The consent to jurisdiction set forth in this Section 8.16 shall not constitute a general consent to service of process in the State of New York and shall have no effect for any purpose except as provided in this Section 8.16.  The parties agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

8.17                           Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court identified in Section 8.16, this being in addition to any other remedy to which they are entitled at law or in equity.

8.18                           WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING DIRECTLY INVOLVING ANY MATTERS (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

8.19                           Effectiveness.  This Agreement shall be effective, and the provisions hereof shall become operative, upon the occurrence of the Effective Time (as defined in the Purchase Agreement) and no party shall be required to commence performance hereunder until the Effective Time.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

KKR & CO. L.P.

By:	KKR MANAGEMENT LLC, its general partner

By:	/s/ WILLIAM J. JANETSCHEK
Name: William J. Janetschek
Title: Chief Financial Officer

KKR PRIVATE EQUITY INVESTORS, L.P.

By:	KKR GUERNSEY GP LIMITED, its general partner (Registration No. 44666)

By:	/s/ KENDRA DECIOUS
Name: Kendra Decious
Title: Chief Financial Officer

KKR FUND HOLDINGS L.P. (solely for purposes of Section 5 and Section 8.2)

By:	KKR & CO. L.P., its general partner

By:	KKR MANAGEMENT LLC, its general partner

By:	/s/ WILLIAM J. JANETSCHEK
Name: William J. Janetschek
Title: Chief Financial Officer

KKR MANAGEMENT HOLDINGS L.P. (solely for purposes of Section 5 and Section 8.2)

By:	KKR MANAGEMENT HOLDINGS CORP., its general partner

By:	/s/ WILLIAM J. JANETSCHEK
Name: William J. Janetschek
Title: Chief Financial Officer

KKR HOLDINGS L.P. (solely for purposes of Section 4.7 and Section 8.12)

By:	KKR HOLDINGS GP LIMITED, its general partner

By:	/s/ WILLIAM J. JANETSCHEK
Name: William J. Janetschek
Title: Director

Exhibit A

A copy of this document has been filed as Exhibit 10.6 to the Registration Statement of KKR & Co. L.P. on Form S-1 (No. 333-165414).

Exhibit B

A copy of this document has been filed as Exhibit 10.5 to the Registration Statement of KKR & Co. L.P. on Form S-1 (No. 333-165414).

Exhibit C

A copy of this document has been filed as Exhibit 3.2 to the Registration Statement of KKR & Co. L.P. on Form S-1 (No. 333-165414).

Exhibit D

A copy of this document has been filed as Exhibit 3.4 to the Registration Statement of KKR & Co. L.P. on Form S-1 (No. 333-165414).

Exhibit E

Dated 2008

KKR GUERNSEY GP LIMITED

AMENDMENT TO LIMITED PARTNERSHIP AGREEMENT

Constituting

KKR PRIVATE EQUITY INVESTORS, L.P.

AMENDMENT TO LIMITED PARTNERSHIP AGREEMENT

THIS AMENDMENT AGREEMENT is made on                                 2008 BY KKR GUERNSEY GP LIMITED whose registered office is at Trafalgar Court, Les Banques, St. Peter Port, Guernsey, Channel Islands (the “General Partner”)

WHEREAS:

(A)                              This Agreement constitutes an amendment to the amended and restated limited partnership agreement dated 2 May 2007 between, inter alia, the General Partner and KKR PEI Holdings L.P., constituting KKR Private Equity Investors, L.P. (the “Limited Partnership Agreement”).

(B)                                The amendment set out in this Agreement is made solely by the General Partner pursuant to clause 14.2 of the Limited Partnership Agreement, it having been determined by the board of the General Partner that the amendment set out in this Agreement is not material and adverse to the Limited Partners, and such amendment having been approved unanimously by the Independent Directors.

NOW IT IS HEREBY AGREED as follows:-

1.                                       Unless otherwise defined herein, terms and expressions defined in the Limited Partnership Agreement shall, where the context permits, bear the same meaning in this Agreement.

2.                                       With effect from the date hereof, the Limited Partnership Agreement shall be amended by the addition of a new clause 6.9 as follows:

“6.9 Distributions In-Kind

For the avoidance of doubt, and subject to clause 9.3, the provisions of clauses 6.3, 6.6 and 6.7.1 shall apply only to distributions of cash and the General Partner shall have full power and authority (exercisable in its sole discretion) to dispose of the Assets by distribution in-kind to one or more Partners.”

3.                                       This Agreement is governed by and shall be construed in accordance with the laws of the Island of Guernsey.

IN WITNESS whereof this Agreement has been duly executed by the General Partner on the day and year first above written.

SIGNED by Kendra Decious as	)
duly authorised signatory	)
for and on behalf of	)
KKR GUERNSEY	)
GP LIMITED	)

Exhibit F

This document is superseded in its entirety by the KKR & Co. L.P. Equity Incentive Plan, a copy of which has been filed as Exhibit 10.4 to the Registration Statement of KKR & Co. L.P. on Form S-1 (No. 333-165414).

Exhibit G

A copy of this document has been filed as Exhibit 10.4 to the Registration Statement of KKR & Co. L.P. on Form S-1 (No. 333-165414).